     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                                      REGISTRATION NO. 333-22237
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                       POST-EFFECTIVE AMENDMENT NO. 2 ON

                                    FORM S-3
                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           UGLY DUCKLING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            86-0721358
              (STATE OF INCORPORATION)                                 (I.R.S. EMPLOYER
                                                                      IDENTIFICATION NO.)

                            ------------------------

                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            STEVEN P. JOHNSON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           UGLY DUCKLING CORPORATION
                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                            STEVEN D. PIDGEON, ESQ.
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                          PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429(a), THE PROSPECTUS THAT IS A PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO ANOTHER REGISTRATION STATEMENT OF THE COMPANY (REGISTRATION NO. 333-13755).
================================================================================

                                3,439,294 SHARES

                               UGLY DUCKLING LOGO

                                  COMMON STOCK

     This Prospectus relates to an aggregate of 3,439,294 shares of Common Stock, par value $.001 per share ("Common Stock"), of Ugly Duckling Corporation, a Delaware corporation (the "Company"), which may be offered for sale by persons (the "Selling Securityholders") who have acquired such shares in certain private placement transactions by the Company not involving a public offering. The Common Stock is being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Securityholders in order to permit the public sale or other distribution of the Common Stock. The Common Stock offered hereby is approximately 18.6% of the total outstanding Common Stock of the Company. See "Risk Factors -- Shares Eligible for Future Sale."

     The Common Stock may be sold or distributed from time to time by or for the account of the Selling Securityholders or their nominees or pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated.

     None of the proceeds from the sale of the 3,439,294 shares of Common Stock offered by the Selling Securityholders will be received by the Company. Substantially all of the expenses in connection with the registration of the Common Stock will be borne by the Company, except for any underwriter's, brokers' or dealers' commissions or discounts. See "Plan of Distribution."

     The Common Stock is quoted on Nasdaq National Market ("Nasdaq") under the symbol "UGLY". On July 15, 1997, the last reported price of the Common Stock was $14.875 per share.

  SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
                                OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is July 18, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

     The Company is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company's Common Stock is traded on Nasdaq. Reports, proxy statements, and other information filed by the Company may be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20007.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company (File No. 0-20841) with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Company's Form 10-K Report for the fiscal year ended December 31, 1996, as amended by its Form 10-K/A Report filed on May 20, 1997;

     2. The Company's Form 10-Q Report for the fiscal quarter ended March 31, 1997;

     3. The Company's Form 8-K Report dated January 15, 1997, as amended by its Form 8-K/A1 Report dated January 15, 1997 and its Form 8-K/A2 Report dated January 15, 1997;

     4. The Company's Form 8-K Report dated February 3, 1997;

     5. The Company's Form 8-K Report dated February 11, 1997, as amended by its Form 8-K/A1 Report dated February 10, 1997 and its Form 8-K/A2 Report dated February 11, 1997;

     6. The Company's Form 8-K Report dated April 1, 1997, as amended by its Form 8-K/A1 Report dated April 1, 1997 (the "April 1 Form 8-K"); and

     7. The Company's Form 8-K Report dated April 21, 1997.

     All other documents and reports filed by the Company with the Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act subsequent to the date of the April 1 Form 8-K and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents). Requests should be directed to Ugly Duckling Corporation, 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016. The telephone number of the Company is 1-800-THE-DUCK.

                                  THE COMPANY

     The Ugly Duckling Corporation (the "Company") operates the largest publicly held chain of "buy here-pay here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships and by third party used car dealers located in select markets throughout the country. As part of its financing activities, the Company has initiated a collateralized dealer financing program pursuant to which it provides qualified independent used car dealers with operating credit lines secured by the dealers' retail installment contract portfolios. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers"). As used herein amounts followed by "(pro forma)" do not include revenues or sales derived from one Company dealership which was sold on December 31, 1995.

     The Company has expanded significantly in recent periods. From 1995 to 1996, total revenues increased by 55.2%, from $48.7 million (pro forma) to $75.6 million. The Company's net income grew to $5.9 million in 1996 (including $4.4 million in gains recognized from the sale of contract receivables pursuant to a securitization program (the "Securitization Program") with SunAmerica Life Insurance Company ("SunAmerica") discussed below), or $.60 per share, compared with a net loss of $(4.0) million, or $(.67) per share in 1995.

     The Company originated 6,929 contracts through its dealerships with an aggregate principal balance of $49.0 million and purchased 9,825 contracts from third party dealers with an aggregate principal balance of $56.8 million during 1996. The principal balance of the Company's total contract portfolio managed as of March 31, 1997 was $169.1 million, including $100.4 million in contracts serviced under the Securitization Program. Substantially all of the contracts the Company services are with Sub-Prime Borrowers.

     Company Dealership Operations. The Company sells used cars through twenty-four wholly owned used car dealerships ("Company Dealerships") in Arizona, Texas, Florida, Nevada, and New Mexico and finances such sales through retail installment contracts that the Company services. The Company's targeted competition for its Company Dealerships are the numerous small independent used car dealerships that sell and finance used cars to Sub-Prime Borrowers ("Buy Here-Pay Here" dealers). The Company estimates that there are over 63,000 independent used car dealers in the United States, a substantial portion of which are Buy Here-Pay Here dealers. The Company distinguishes its Company Dealership operations from those of typical Buy Here-Pay Here dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, centralized purchasing, value-added marketing programs, and dedication to customer service. Most Company Dealerships maintain extensive inventories of 100 to 300 used cars and feature a wide selection of makes and models (with ages generally ranging from 5 to 10 years). The average sales price per car at Company Dealerships was $7,107 for 1996. The Company has developed flexible underwriting guidelines and techniques, which combine established underwriting criteria with managerial discretion, to facilitate rapid credit decisions and utilizes networked computer systems to monitor and service large volumes of contracts.

     The Company believes it has achieved widespread brand name recognition through extensive television, radio, and billboard advertising featuring its widely recognized animated duck mascot and logo. The Company emphasizes its large network of Company Dealerships, its wide selection of quality used cars, and its ability to finance most Sub-Prime Borrowers. The Company has also established several innovative marketing programs that are designed to attract Sub-Prime Borrowers by assisting them in re-establishing their credit, offering rewards for timely payment on contracts, and promoting customer loyalty.

     Third Party Dealer Operations. The Company also purchases and services contracts originated by third party used car dealers ("Third Party Dealers"). Through its acquisition of Champion Financial Services, Inc. in 1994, the Company entered the Third Party Dealer financing market in order to leverage the contract servicing expertise it had acquired through its Company Dealership activities. Since that time, the Company has significantly expanded its Third Party Dealer contract purchasing operations and, as of the date of this Prospectus, has opened 64 Third Party Dealer contract buying offices ("Branch Offices") in 17 states and entered into contract purchasing agreements with approximately 2,710 Third Party Dealers.

     The Company is in the process of expanding its Third Party Dealer operations by implementing a collateralized dealer financing program (the "Cygnet Dealer Program"). The Company believes that providing operating credit lines to qualified Third Party Dealers will give such dealers a unique opportunity to obtain the debt financing necessary to expand their businesses while enabling the Company to earn additional finance income and to diversify its earning asset base. The Company also believes that the relationships established with these dealers will provide a preferred position to acquire retail installment contracts from them. Such contract purchases would provide these dealers with an additional source of financing and enable the Company to further expand its contract portfolio.

     The Company has also established insurance operations directed to the sub-prime market. Its initial activities in this area have focused on force placing casualty insurance on its Third Party Dealer contracts.

     Growth Strategy. The Company is the largest publicly held chain of Buy Here-Pay Here used car dealerships in the United States and its size has enabled it to have greater access to capital. The Company's strategy is to deploy this capital base to increase sales revenue and finance income by acquiring or opening new dealerships and finance operations. In the last several months, the Company has opened new Company Dealerships in Arizona, Nevada, and New Mexico. The Company acquired four operating used car dealership locations and a used car reconditioning facility in Florida on January 15, 1997 and has since opened a fifth location in Florida. On April 1, 1997, the Company acquired seven operating used car dealerships in San Antonio and a contract portfolio of approximately $24.3 million.

     Newly acquired or opened dealerships have historically generated operating profit within the first few months of operation, although results have varied significantly by dealership. The Company's recent dealership acquisitions, however, have been of larger groups of dealerships than those previously acquired and are in new markets. Accordingly, no assurance can be given that the recently acquired dealerships will become profitable, if at all, as quickly as previously acquired or opened dealerships. The Company is continually evaluating potential expansion and acquisition opportunities. Continued expansion is subject to numerous factors, including the identification of attractive market opportunities, the availability of inventory, the hiring and training of personnel, and other factors.

     In recent periods, the Company has also rapidly expanded its Branch Office network. Since December 31, 1995 the Company has opened 60 Branch Offices. The Company intends to continue to develop this network, consistent with the Company's guidelines on contract portfolio risk, and its desire for continued geographic diversity.

     As an additional element of its growth strategy, the Company intends to expand its insurance services and its Cygnet Dealer Program. While the Company anticipates that its Cygnet Dealer Program could be a substantial revenue contributor and is currently placing significant marketing emphasis on this product, the Company is unable to predict the success or size of this program.

     Capital Resources. The Company finances its operations through the issuance of equity securities and borrowings pursuant to various credit arrangements, including a revolving credit facility (the "Revolving Facility") with General Electric Capital Corporation ("GE Capital"). In addition, the Company has derived revenue through the sale of contracts under its Securitization Program with SunAmerica. Through March 31, 1997, the Company had securitized an aggregate of $73.3 million in contracts originated through Company Dealerships and $55.6 million in loans originated at Third Party Dealers and purchased by the Company. Standard & Poor's has given "BBB" ratings to the $128.9 million in securities issued to SunAmerica, as of March 31, 1997, in connection with the Securitization Program (the "Certificates"), which the Company believes are the only "investment grade" ratings given to certificates collateralized by used car installment contracts originated at Buy Here-Pay Here dealerships without any external credit enhancement. The Standard & Poor's rating is unrelated to an investment in the Common Stock being offered pursuant to this Prospectus. Since March 31, 1997, the Company has substantially utilized its maximum commitment from SunAmerica to purchase Certificates. For risks associated with the Company's dependence on securitization transactions and the fact that the Securitization Program with SunAmerica has been substantially utilized, see "Risk Factors -- Dependence on Securitizations."

                                  RISK FACTORS

     Investment in the Common Stock offered hereby involves certain risks. In addition to the other information included elsewhere in this Prospectus, prospective investors should give careful consideration to the following factors before purchasing shares of the Common Stock offered hereby.

NO ASSURANCE OF CONTINUED PROFITABILITY; FLUCTUATIONS IN OPERATING RESULTS

     The Company began operations in 1992 and incurred significant losses in 1994 and 1995. In 1996, however, the Company achieved profitability with net earnings of approximately $5.9 million (including $4.4 million of gains recognized from the sale of contract receivables pursuant to the Securitization Program) on total revenues of $75.6 million. There can be no assurance that the Company will remain profitable.

DEPENDENCE ON SECURITIZATIONS

     In recent periods, a significant portion of the Company's net earnings have been attributable to gains on sales of contract receivables under its Securitization Program. To date, all of the Company's securitization transactions have been completed under the Securitization Program with SunAmerica. Under this program, SunAmerica was granted the right to purchase $175 million in Certificates. As of June 30, 1997, the Company had substantially utilized its maximum commitment from SunAmerica under the Securitization Program. The Company is actively seeking to identify alternative securitization participants. Failure to identify new securitization participants and to periodically engage in securitization transactions will adversely affect the Company's cash flows and net earnings. The Company's ability to successfully complete securitizations in the future may also be affected by several factors, including the condition of securities markets generally, conditions in the asset-backed securities markets specifically, and the credit quality of the Company's portfolio. In addition, with respect to securitization transactions that have previously been effected, the amount of any gain on sale is based upon certain estimates, which may not subsequently be realized. To the extent that actual cash flows on a securitization are materially below estimates, the Company would be required to revalue the subordinate certificate portion of the securitization which it retains, and record a charge to earnings based upon the reduction. In addition, the Company records ongoing income based upon the cash flows on its subordinate certificate portion. The income recorded on the subordinate certificate portion will vary from quarter to quarter based upon cash flows received in a given period. Champion Receivables Corporation ("CRC"), a bankruptcy remote entity is the Company's wholly-owned special purpose securitization subsidiary. Its assets include residuals in finance receivables and investments held in trust, in the amounts of $16.8 million and $5.4 million, respectively, at March 31, 1997, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis.

POOR CREDITWORTHINESS OF BORROWERS; HIGH RISK OF CREDIT LOSSES

     Substantially all of the contracts that the Company services are with Sub-Prime Borrowers. Due to their poor credit histories, Sub-Prime Borrowers are generally unable to obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers. The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the Third Party Dealer contracts it purchases. In addition, the Company has established an Allowance for Credit Losses, which approximated 13.9% and 17.7% of contract principal balances as of December 31, 1996 and 1995, respectively, and 22.1% of contract principal balances as of March 31, 1997, to cover anticipated credit losses on the contracts currently in its portfolio. At December 31, 1996 and 1995, the principal balance of delinquent contracts as a percentage of total outstanding contract principal balances was 3.7% and 4.2%, respectively. The principal balance of delinquent contracts as a percentage of total outstanding contract principal balances at March 31, 1997, was 4.7%. The Company's annualized net charge offs as a percentage of average principal outstanding for the years ended December 31, 1996 and 1995 were 16.7% and 21.7%, respectively. The Company's annualized net charge offs as a percentage of average principal outstanding for the three months ended March 31, 1997 were 19.4%. The Company believes its current Allowance for Credit Losses is adequate to absorb anticipated credit losses. However, no assurance can be given that the Company has adequately provided for, or will adequately provide for, such credit risks or that credit losses in excess of its Allowance for Credit Losses will not occur in the future. A significant variation in the timing of or increase in credit losses on the Company's portfolio would have a material adverse effect on the Company.

RISKS ASSOCIATED WITH GROWTH STRATEGY AND NEW PRODUCT OFFERINGS

     The Company's business strategy calls for aggressive growth in its sales and financing activities through the development and acquisition of new Company Dealerships and Branch Offices and the expansion of its existing operations to include additional financing and insurance services. The Company's ability to remain profitable as it pursues this business strategy will depend upon its ability to: (i) expand its revenue generating operations while not proportionately increasing its administrative overhead; (ii) originate and purchase contracts with an acceptable level of credit risk; (iii) effectively collect payments due on the contracts in its portfolio; (iv) locate sufficient financing, with acceptable terms, to fund the expansion of used car sales and the origination and purchase of additional contracts; and (v) adapt to the increasingly competitive market in which it operates. Outside factors, such as the economic, regulatory, and judicial environments in which it operates, will also have an effect on the Company's business. The Company's inability to achieve or maintain any or all of these goals could have a material adverse effect on the Company.

     The Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified Third Party Dealers with operating lines of credit secured by such dealers' retail installment contract portfolios and/or inventory. While the Company will require Third Party Dealers to meet certain minimum net worth and operating history criteria to be considered for inclusion in the Cygnet Dealer Program, the Company will, nevertheless, be extending credit to dealers who are not otherwise able to obtain debt financing from traditional lending institutions such as banks, credit unions, and major finance companies. Consequently, as with its other financing activities, the Company will be subject to a high risk of credit losses that could have a material adverse effect on the Company's financial condition and results of operations and on the Company's ability to meet its own financing obligations. Further, there can be no assurance that the Company will be able to obtain the financing necessary to fully implement the Cygnet Dealer Program. In addition, there can be no assurance that the Company will be successful in its efforts to expand its insurance services.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

     The Company has recently completed two acquisitions and intends to consider additional acquisitions of and alliances with other companies that could complement the Company's existing business. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, any such transactions will be consummated. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired businesses, including those recently acquired, into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrance of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company.

HIGHLY COMPETITIVE INDUSTRY

     Although the used car sales industry has historically been highly fragmented, it has attracted significant attention recently from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. Among other things, increased competition could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

     Like the sale of used cars, the business of purchasing and servicing contracts originated from the sale of used cars to Sub-Prime Borrowers is highly fragmented and very competitive. In recent years, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices that the Company believes are not commensurate with the associated risk. There are numerous financial services companies serving, or capable of serving, this market, including traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, and other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than the Company. Increased competition may cause downward pressure on the interest rates the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers, which could have a material adverse effect on the Company.

     The Company believes that recent demographic, economic, and industry trends favor growth in the used car sales and Sub-Prime Borrower financing markets. To the extent such trends do not continue, however, the Company's profitability may be materially and adversely affected.

GENERAL ECONOMIC CONDITIONS

     The Company's business is directly related to sales of used cars, which are affected by employment rates, prevailing interest rates, and other general economic conditions. While the Company believes that current economic conditions favor continued growth in the markets it serves and those in which it seeks to expand, a future economic slowdown or recession could lead to decreased sales of used cars and increased delinquencies, repossessions, and credit losses that could hinder the Company's business. Because of the Company's focus on the sub-prime segment of the automobile financing industry, its actual rate of delinquencies, repossessions, and credit losses could be higher under adverse conditions than those experienced in the used car sales and finance industry in general.

INDUSTRY CONSIDERATIONS

     In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation and other events. In addition, two of these companies have filed for bankruptcy protection. These announcements have had and may continue to have a disruptive effect on the market for securities of sub-prime automobile finance companies, are expected to result in a tightening of credit to the sub-prime markets and could lead to enhanced regulatory oversight. Furthermore, companies in the used car financing market have been subject to an increasing number of class action lawsuits brought by customers alleging violations of various federal and state consumer credit and similar laws and regulations. Although the Company is not currently subject to any such lawsuits, no assurance can be given that such claims will not be asserted against the Company in the future or that the Company's operations will not be subject to enhanced regulatory oversight.

NEED TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD PARTY DEALERS

     The Company enters into nonexclusive agreements with Third Party Dealers, which may be terminated by either party at any time, pursuant to which the Company purchases contracts originated by such dealers that meet the Company's established terms and conditions. Pursuant to the Cygnet Dealer Program, the Company enters into financing agreements with qualified Third Party Dealers. The Company's Third Party Dealer financing activities depend in large part upon its ability to establish and maintain relationships with such dealers. While the Company believes that it has been successful in developing and maintaining relationships with Third Party Dealers in the markets that it currently serves, there can be no assurance that the Company will be successful in maintaining or increasing its existing Third Party Dealer base, that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers, or that any such dealers will become involved in the Cygnet Dealer Program.

GEOGRAPHIC CONCENTRATION

     Company Dealership operations are currently located in Arizona, Texas, Florida, Nevada, and New Mexico. In addition, a majority of the Company's Branch Offices are located in Arizona, Texas, Florida, and Indiana. Because of this concentration, the Company's business may be adversely affected in the event of a downturn in the general economic conditions existing in the Company's primary markets.

DEPENDENCE ON EXTERNAL FINANCING

     The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations from financing companies and other lenders, some of which are affiliated with the Company. Currently, the Company receives financing pursuant to the Revolving Facility with GE Capital, which has a maximum commitment of $50.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 90.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in September 1997, at which time the Company has the option to renew it for one additional year. The Revolving Facility is secured by substantially all of the Company's assets. In addition, the Revolving Facility contains various covenants that limit, among other things, the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, and pay dividends or make other distributions, and also requires the Company to meet certain financial tests. As of March 31, 1997, the aggregate principal amount outstanding under the Revolving Facility was $100,000, and the amount available to be borrowed was $49.9 million. Although the Company believes it is currently in compliance with the terms and conditions of the Revolving Facility, there can be no assurance that the Company will be able to continue to satisfy such terms and conditions or that the Revolving Facility will be extended beyond its current expiration date. In addition, there can be no assurance that the Company will be able to secure additional financing, including the financing necessary to fully implement the Cygnet Dealer Program, when and as needed in the future, or on terms acceptable to the Company.

     The Company recently completed negotiations to modify the terms of the Revolving Facility, and expects to execute a definitive agreement in the near future. Under the modified terms of the agreement, the commitment will be raised from $50 million to $100 million, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 86.0% of the principal balance of eligible Third Party Dealer contracts, the interest rate will be reduced to 30-day LIBOR plus 3.15%, payable daily, and the Revolving Facility will expire in December 1998. The definitive agreement will be subject to the approval of the Board of Directors of the Company. Also, certain of the definitive terms may vary from those set forth herein. No assurance can be given that a definitive agreement embodying these terms will ultimately be executed.

SENSITIVITY TO INTEREST RATES

     A substantial portion of the Company's financing income results from the difference between the rate of interest it pays on the funds it borrows and the rate of interest it earns on the contracts in its portfolio. While the contracts the Company owns bear interest at a fixed rate, the indebtedness that the Company incurs under its Revolving Facility bears interest at a floating rate. In the event the Company's interest expense increases, it would seek to compensate for such increases by raising the interest rates on its Company Dealership contracts, increasing the acquisition discount at which it purchases Third Party Dealer contracts, or raising the retail sales prices of its used cars. To the extent the Company were unable to do so, the Company's net interest margins would decrease, thereby adversely affecting the Company's profitability.

IMPACT OF USURY LAWS

     The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on the contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the Third

Party Dealer contracts it purchases. Currently, a significant portion of the Company's used car sales activities are conducted in, and a significant portion of the contracts the Company services are originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by raising the retail prices of its used cars or purchasing contracts originated in these states at a higher discount. The Company's inability to achieve higher sales prices or adequate discounts in states imposing usury limits would adversely affect the Company's planned expansion and its results of operations. There can be no assurance that the usury limitations to which the Company is or may become subject or that additional laws, rules, and regulations that may be adopted in the future will not adversely affect the Company's business.

DEPENDENCE UPON KEY PERSONNEL

     The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team with experience in the used car sales and financing industry. The unexpected loss of the services of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include non-competition provisions) with certain of its officers.

CONTROL BY PRINCIPAL STOCKHOLDER

     Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, holds 25.1% of the outstanding Common Stock, including 136,000 shares held by The Garcia Family Foundation, Inc., an Arizona non-profit corporation. As a result, Mr. Garcia has a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing or removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy.

POTENTIAL ANTI-TAKEOVER EFFECT OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the Company to issue "blank check" Preferred Stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors has the authority, without stockholder approval, to issue Preferred Stock with dividend, conversion, redemption, liquidation, sinking fund, voting, and other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, to discourage, delay, or prevent a merger, tender offer, or change in control of the Company that a stockholder might consider to be in its best interests. Although the Company has no present intention of issuing any additional shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

REGULATION, SUPERVISION, AND LICENSING

     The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

     The Company believes that it is currently in substantial compliance with all applicable federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     Approximately 5,122,456 shares of Common Stock outstanding as of the date of this Prospectus (excluding the 3,439,294 shares offered hereby) are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, if one year has elapsed since the later of the date of acquisition of restricted shares from an issuer or an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. (A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.) Of the "restricted securities" outstanding, substantially all of these shares have been held for the one-year holding period required under Rule 144. In addition, up to 3,439,294 shares of Common Stock offered hereby may be sold in the market. No predictions can be made with respect to the effect, if any, that sales of the Common Stock offered hereby in the market or the availability of shares of Common Stock for sale under Rule 144 will have on the market price of Common Stock prevailing from time to time. However, since nearly 8,561,750 out of the Company's 18,446,764 shares of Common Stock outstanding are available for sale pursuant to this Prospectus or pursuant to Rule 144, substantial amounts of Common Stock may be sold in the public market which may adversely affect prevailing market prices for the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the used car sales and finance industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry.

PRIOR LEGAL ACTIONS INVOLVING CHIEF EXECUTIVE OFFICER

     In October 1990, Mr. Garcia pled guilty to one felony count of bank fraud brought by the United States, on behalf of the Resolution Trust Corporation ("RTC"), for his participation in a real estate transaction involving Lincoln Savings and Loan Association, a federally insured savings and loan institution that later went into receivership. In connection with this matter, Mr. Garcia also settled civil lawsuits filed against him by the RTC and the Commission, and consented to an administrative order imposed by the Commission. In addition, a real estate investment company owned by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in 1990 and 1991. Mr. Garcia and his wife filed a petition for discharge under Chapter 7 of the United States Bankruptcy Code in June 1990. Mr. Garcia's company and the related partnerships were successfully reorganized in the period from 1990 to 1993 and Mr. Garcia was fully discharged in 1991.

FORWARD LOOKING STATEMENTS

     This Prospectus contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Commission or otherwise. Such forward looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but not be limited to, projections of revenues, income, or loss, capital expenditures, plans for future operations, financing needs or plans, and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Prospectus, including those contained in this section entitled "Risk Factors," describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

                                USE OF PROCEEDS

     None of the proceeds from the sale of the Common Stock offered hereby by the Selling Securityholders will be received by the Company.

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Securityholder as of June 30, 1997, the aggregate number of shares of Common Stock registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus, and the aggregate number of shares of Common Stock that will be beneficially owned by each Selling Securityholder after completion of the offering. However, because the Selling Securityholders may offer all or a portion of the Common Stock at any time and from time to time after the date hereof, the exact number of shares of Common Stock that each Selling Securityholder may retain upon completion of the offering cannot be determined at this time. All of the 3,439,294 shares of Common Stock offered are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                      SHARES TO BE OFFERED
                                             SHARES BENEFICIALLY        FOR THE SELLING      SHARES BENEFICIALLY
                                               OWNED PRIOR TO           SECURITYHOLDER'S       OWNED AFTER THE
          SELLING SECURITYHOLDER                THE OFFERING                ACCOUNT               OFFERING
-------------------------------------------  -------------------      --------------------   -------------------
SunAmerica Life Insurance Company..........         258,667(1)                137,644               121,023(1)
Account 3 Special Growth Account...........         335,000                   335,000                     0
Alan W. Steinberg L.P. ....................          20,000                    20,000                     0
Andron Capital Mgmt. ......................          10,000                    10,000                     0
Astrophel Ltd. ............................           5,000                     5,000                     0
Bank Clariden Zurich.......................          40,000                    40,000                     0
Barlow Partners, Inc. .....................          44,300                    19,000                25,300
Bay Pond Investors (Bermuda), L.P. ........         372,100                    94,500               277,600
Bay Pond Partners, L.P. ...................         708,400                   210,500               497,900
Boston Provident Partners, L.P. ...........         546,700                   105,700               441,000
BP Institutional Partners, L.P. ...........          67,500                    12,000                55,500
BP Overseas Partners, Ltd. ................         103,600                    20,500                83,100
Brookside Corporation, Ltd. ...............           5,000                     5,000                     0
Charles Kleinow............................           1,000                     1,000                     0
Chelsey Capital............................          20,000                    20,000                     0
CI Global Financial Services...............          25,000                    25,000                     0
Closefire Ltd. ............................           1,500                     1,500                     0
Collins Non-Core Equity....................          21,700                    21,700                     0
Cornerstone Partners.......................          20,000                    20,000                     0
Credit Suisse Fides........................          20,000                    20,000                     0
David Hancock IRA..........................          20,000                    20,000                     0
Drakes Landing Associates, L.P. ...........          12,500                    12,500                     0
EAG Enterprises Ltd. ......................          12,000                    12,000                     0
E. Jane Rochester..........................          10,000                    10,000                     0
EOS Partners...............................          25,000                    25,000                     0
Ernest M. Rochester........................          10,000                    10,000                     0
FBR Ashton, L.P............................         350,000                   350,000                     0
Financial Services Hedge Fund, L.P. .......          54,700                    15,500                39,200
First Financial Fund, Inc. ................         755,800                   185,500               570,300

---------------

(1) The total for SunAmerica includes 121,023 shares of Common Stock subject to 121,023 immediately exercisable warrants, which have an exercise price of $6.75 per share. Affiliates of SunAmerica provide financing to the
    Company.

                                                                      SHARES TO BE OFFERED
                                             SHARES BENEFICIALLY        FOR THE SELLING      SHARES BENEFICIALLY
                                               OWNED PRIOR TO           SECURITYHOLDER'S       OWNED AFTER THE
          SELLING SECURITYHOLDER                THE OFFERING                ACCOUNT               OFFERING
-------------------------------------------       ---------                ---------              ---------
Friedman, Billings, Ramsey & Co.,
  Inc.(2)..................................         105,000                   105,000                     0
Fullerton Capital Partners, L.P. ..........          20,000                    20,000                     0
Gerlach & Co. .............................           7,000                     7,000                     0
Glen T. Presley............................           3,000                     3,000                     0
Goldsher Investment Co. ...................           4,000                     4,000                     0
Gordon V. and Helen C. Smith Foundation....          40,000                    40,000                     0
Gorman & Co. ..............................          20,000                    20,000                     0
Hapna Foundation...........................           3,000                     3,000                     0
H.C. Lentz, Jr. ...........................           5,000                     5,000                     0
Hunter Lipton..............................           5,000                     5,000                     0
International Charitable Interests II
  Trust....................................          58,000                    13,000                45,000
Jack Barrish...............................           3,000                     3,000                     0
J.M. Hull Associates, L.P. ................          25,000                    25,000                     0
John Hancock Advisers......................         589,500                   589,500                     0
Jonathan G. Harrison and Karen M.
  Harrison.................................          18,000                    10,000                 8,000
Kane & Co. ................................          17,000                    17,000                     0
Kayne Anderson Offshore Ltd. ..............          10,000                    10,000                     0
Krakover Family Trust, Stewart M. Krakover
  and Grace W. Krakover, Trustees..........           3,000                     3,000                     0
Maritime Global Securities Sub IV .........          15,000                    15,000                     0
Maritime Global Subsidiary I...............          69,900                    12,500                57,400
Mark Rochester.............................          10,000                    10,000                     0
Marlin Capital Corp. ......................          15,000                    15,000                     0
Mary Knoll Capital.........................           5,000                     5,000                     0
McColl Partners, L.P. .....................          25,000                    25,000                     0
Mercury Bank...............................           5,000                     5,000                     0
Mesirow Equity Opportunity Fund, L.P. .....          41,800                     8,200                33,600
Moore Global Investments, Ltd. ............          95,450                    95,450                     0
Nilovar Pahlavi............................           1,500                     1,500                     0
Novante Communications.....................          15,000                    15,000                     0
Offense Group Associates, L.P. ............          70,000                    70,000                     0
Omega Capital Partners, L.P. ..............          42,700                    42,700                     0
Omega Institutional Partners, L.P. ........           3,800                     3,800                     0
PAM Investments Ltd. ......................           2,000                     2,000                     0
Paul Berger................................           1,000                     1,000                     0
Pine Boston Partners.......................          57,900                     8,100                49,800
Pogue Capital International Ltd. ..........          24,000                    24,000                     0
Portland General...........................          10,700                    10,700                     0
Priority Investments, Inc. ................           2,200                     2,200                     0
Prospect Street High Income Portfolio,
  Inc. ....................................          25,000                    25,000                     0
Quota Fund/Cold Springs Partners...........          15,000                    15,000                     0
Rajnikant Kothari..........................          15,000                     5,000                10,000
Rajnikant Kothari and Saroj Kothari........          10,000                    10,000                     0
Rath Foundation............................          30,000                    30,000                     0

---------------
(2) Friedman, Billings, Ramsey & Co., Inc. acted as placement agent for the Company in connection with the private placement of 5,075,500 shares of Common Stock in February 1997.

                                                                      SHARES TO BE OFFERED
                                             SHARES BENEFICIALLY        FOR THE SELLING      SHARES BENEFICIALLY
                                               OWNED PRIOR TO           SECURITYHOLDER'S       OWNED AFTER THE
          SELLING SECURITYHOLDER                THE OFFERING                ACCOUNT               OFFERING
-------------------------------------------  -------------------      --------------------   -------------------
Redwood Asset Management, L.P. ............          37,500                    37,500                     0
Redwood Fund Ltd. .........................           7,800                     7,800                     0
Richard A. Horstmann.......................          40,000                    40,000                     0
Richcourt Strategies, Inc. ................           9,000                     9,000                     0
Roma & Co. ................................          36,000                    36,000                     0
Storie Partners, L.P. .....................         265,000                    60,000               205,000
Strategic Restructuring Partnership........          15,000                    15,000                     0
Phillip Timyan & Nancy Timyan..............          10,000                    10,000                     0
Third Point Offshore Fund Ltd. ............           5,250                     5,250                     0
Third Point Partners, L.P. ................          29,750                    29,750                     0
Veritas SG.................................          40,000                    40,000                     0
Warakirri Ltd. ............................          12,300                    12,300                     0
Westpointe Partners, L.P. .................           5,000                     5,000                     0
York Investment Ltd. ......................          27,500                    27,500                     0
                                             -------------------      --------------------   -------------------
                                                  5,959,017                 3,439,294             2,519,723

                              PLAN OF DISTRIBUTION

     The Selling Securityholders or their nominees or pledgees may sell or distribute some or all of the Common Stock from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges) in the over-the-counter market, in transactions in which shares of Common Stock may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares of Common Stock may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), in brokerage transactions, in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Securityholders, or by other persons acquiring shares of Common Stock and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any Common Stock which qualifies for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this Prospectus.

     The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any other Selling Securityholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of Common Stock.

     The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this offering of the shares of Common Stock by the Selling Securityholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Securityholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Securityholders against certain liabilities including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     If shares of Common Stock are sold in an underwritten offering, the shares of Common Stock may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the shares of Common Stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares of Common Stock are purchased.

     If the shares of Common Stock are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares offered hereby is being passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                    EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Seminole Finance Corporation and Related Companies as of December 31, 1996 and for the year ended December 31, 1996, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP dated March 18, 1997 contains an explanatory paragraph that states: "the accompanying combined financial statements have been prepared assuming that Seminole Finance Corporation and Related Companies will continue as a going concern. As discussed in Note 7 to the combined financial statements, Seminole Finance Corporation and Related Companies is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The combined financial statements of Seminole Finance Corporation and Related Companies as of December 31, 1995 and for the year then ended have been incorporated herein by reference to the Company's Current Report on Form 8-K/A1 dated January 15, 1997 and its Form 8-K/A2 Report dated January 15, 1997, in reliance upon the report of Barton & Company, P.A., independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of E-Z Plan, Inc. for the year ended December 31, 1996, included in the Company's Current Report (Form 8-K/A1) dated April 1, 1997, have been audited by Ernst and Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    2
Information Incorporated by Reference......    2
The Company................................    4
Risk Factors...............................    6
Use of Proceeds............................   12
Selling Securityholders....................   13
Plan of Distribution.......................   16
Legal Matters..............................   17
Experts....................................   17

======================================================
======================================================
                                3,439,294 Shares

                                      LOGO

                                  Common Stock
                            -----------------------

                                   PROSPECTUS
                            -----------------------

                                 July 18, 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:

                                       ITEM                                  AMOUNT
        ------------------------------------------------------------------  --------
         SEC Registration Fee.............................................  $ 31,146
         Nasdaq Filing Fee................................................    17,500
        *Blue Sky Fees and Expenses (including legal fees)................     3,000
        *Accounting Fees and Expenses.....................................    55,000
        *Legal Fees and Expenses..........................................    90,000
        *Printing and Engraving...........................................    50,000
        *Registrar and Transfer Agent's Fees..............................     3,000
        *Miscellaneous Expenses...........................................       354
                                                                            --------
                  Total...................................................  $250,000
                                                                            ========

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Company.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee's heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 16.  EXHIBITS.

     (a) Exhibits:

EXHIBIT
 NUMBER                                  DESCRIPTION OF EXHIBIT
--------   ----------------------------------------------------------------------------------
 3.1       Certificate of Incorporation of the Registrant(1)
 3.1(a)    Amendment to Certificate of Incorporation of the Registrant(1)
 3.2       Bylaws of the Registrant(1)
 3.2(a)    Amendment to Bylaws of the Registrant(1)
 4.1       Certificate of Incorporation of the Registrant filed as Exhibit 3.1(1)
 4.2       18% Subordinated Debenture of the Registrant issued to Verde Investments, Inc.(1)
 4.3       18% Junior Subordinated Revolving Debenture of the Registrant issued to Verde
           Investments, Inc., as amended(1)
 4.4       Convertible Note of the Registrant issued to SunAmerica Life Insurance Company(1)
 4.5       Form of Certificate representing Common Stock(1)
 4.6       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the
           several underwriters(1)
 4.7       Form of Warrant issued to SunAmerica Life Insurance Company(1)
 5         Opinion of Snell & Wilmer L.L.P. regarding the legality of the common stock being registered+
23.1       Independent Auditors' Consent (KPMG Peat Marwick -- Ugly Duckling Corporation)
23.2       Independent Auditors' Consent (KPMG Peat Marwick -- Seminole Finance Corporation
           and Related Companies)
23.3       Independent Auditors' Consent (Barton & Company, P.A. -- Seminole Finance
           Corporation and Related Companies)
23.4       Consent of Independent Auditors (Ernst & Young -- E-Z Plan, Inc.)
23.5       Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

---------------
 +  Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998), effective June 18, 1996.

(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-13755), effective October 30, 1996.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(4) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 30, 1997.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 17, 1997.

                                          Ugly Duckling Corporation

                                          By: /s/ ERNEST C. GARCIA, II

                                            ------------------------------------
                                                    Ernest C. Garcia, II
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME AND SIGNATURE                              TITLE                     DATE
---------------------------------------------  ---------------------------------  --------------
          /s/ ERNEST C. GARCIA, II             Chief Executive Officer and        July 17, 1997
---------------------------------------------  Director (Principal executive
            Ernest C. Garcia, II               officer)

                      *                        Senior Vice President and Chief    July 17, 1997
---------------------------------------------  Financial Officer (Principal
               Steven T. Darak                 financial and accounting officer)

                      *                        Director                           July 17, 1997
---------------------------------------------
             Robert J. Abrahams

                      *                        Director                           July 17, 1997
---------------------------------------------
           Christopher D. Jennings

                      *                        Director                           July 17, 1997
---------------------------------------------
             John N. MacDonough

                      *                        Director                           July 17, 1997
---------------------------------------------
              Arturo R. Moreno

                      *                        Director                           July 17, 1997
---------------------------------------------
               Frank P. Willey

         By /s/ ERNEST C. GARCIA, II
---------------------------------------------
            *Ernest C. Garcia, II
             (Attorney-in-fact)

                                 EXHIBIT INDEX

                                                                                              SEQUENTIALLY
EXHIBIT                                                                                         NUMBERED
 NUMBER                                 DESCRIPTION OF EXHIBIT                                    PAGE
--------   ---------------------------------------------------------------------------------  ------------
 3.1       Certificate of Incorporation of the Registrant(1)
 3.1(a)    Amendment to Certificate of Incorporation of the Registrant(1)
 3.2       Bylaws of the Registrant(1)
 3.2(a)    Amendment to Bylaws of the Registrant(1)
 4.1       Certificate of Incorporation of the Registrant filed as Exhibit 3.1(1)
 4.2       18% Subordinated Debenture of the Registrant issued to Verde Investments, Inc.(1)
 4.3       18% Junior Subordinated Revolving Debenture of the Registrant issued to Verde
           Investments, Inc., as amended(1)
 4.4       Convertible Note of the Registrant issued to SunAmerica Life Insurance Company(1)
 4.5       Form of Certificate representing Common Stock(1)
 4.6       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the
           several underwriters(1)
 4.7       Form of Warrant issued to SunAmerica Life Insurance Company(1)
 5         Opinion of Snell & Wilmer L.L.P. regarding the legality of the common stock being registered+
23.1       Independent Auditors' Consent (KPMG Peat Marwick -- Ugly Duckling Corporation)
23.2       Independent Auditors' Consent (KPMG Peat Marwick -- Seminole Finance Corporation
           and Related Companies)
23.3       Independent Auditors' Consent (Barton & Company, P.A. -- Seminole Finance
           Corporation and Related Companies)
23.4       Consent of Independent Auditors (Ernst & Young -- E-Z Plan, Inc.)
23.5       Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)

---------------
 +  Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998), effective June 18, 1996.

(2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-13755), effective October 30, 1996.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(4) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 30, 1997.